Exhibit 99.1
CINER RESOURCES LP

CINER RESOURCES LP ANNOUNCES THIRD QUARTER 2019 FINANCIAL RESULTS

Atlanta, Georgia November 4, 2019 -- Ciner Resources LP (NYSE: CINR) (“we”, “us, “our”, or the “Partnership”) today reported its financial and operating results for the third quarter ended September 30, 2019.

Third Quarter 2019 Financial Highlights:

•	Net sales of $137.2 million increased 11.2% over the prior-year third quarter; year-to-date net sales of $397.4 million increased 12.1% over the prior-year.

•	Soda ash volume produced and sold increased 8.3% and 8.0% over the prior-year third quarter; year-to-date soda ash volume produced and sold increased 8.4% and 8.2% over the prior-year.

•
Net income of $29.9 million increased $10.9 million over the prior-year third quarter; year-to-date net income of $78.9 million increased $4.5 million over the prior-year. Net income for the year-to-date period ended September 30, 2018 includes a $27.5 million litigation settlement in the second quarter of 2018.

•
Adjusted EBITDA of $37.6 million increased 35.3% over the prior-year third quarter; year-to-date adjusted EBITDA of $103.6 million increased 4.1% over the prior-year. Adjusted EBITDA for the year-to-date period ended September 30, 2018 includes a $27.5 million litigation settlement in the second quarter of 2018.

•
Earnings per unit of $0.740 for the quarter increased 68.2% over the prior-year third quarter of $0.440; year-to-date earnings per unit of $1.910 increased 7.3% over the prior-year. Net income attributable to the Partnership for the year-to-date period ended September 30, 2018, the measure upon which earnings per unit is calculated, included a $27.5 million litigation settlement in the second quarter of 2018.

•	Quarterly distribution declared per unit of $0.340 decreased 40.0% compared to the prior-year third quarter and remained flat compared to the first and second quarters of 2019.

•
Net cash provided by operating activities of $40.6 million decreased 45.3% over prior-year third quarter; year-to-date net cash provided by operating activities of $68.4 million decreased by 47.9% over the prior-year.

•
Distributable cash flow of $16.2 million increased 38.5% compared to the prior-year third quarter; year-to-date distributable cash flow of $45.7 million increased 2.7% over the prior year. Distributable cash flow for the year-to-date period ended September 30, 2018 includes a $27.5 million litigation settlement in the second quarter of 2018.

•
The distribution coverage ratio was 2.35 and 1.03 for the three months ended September 30, 2019 and 2018, respectively; and 2.22 and 1.30 for the nine months ended September 30, 2019 and 2018, respectively.

Oğuz Erkan, CEO, commented: “ We are very excited to report that Q3 2019 was the best production quarter in the plant’s history, with 711,000 short tons produced and marking the fourth consecutive quarter of record production levels. This is the second time ever the plant generated over 700,000 short tons in a quarter, with the prior record set in Q4 2018 at 709,000 short tons. It is evident that our focus on operational reliability and higher overall utilization has continued to show its results in our production volumes.
This production profile, coupled with a strong pricing environment, has driven net sales to approximately $137 million in Q3 2019, an 11% increase over Q3 2018, and to nearly $400 million for the first nine months of 2019, a 12% increase over the same period in the prior year. Net income and Adjusted EBITDA as a result have also benefited, increasing by approximately 57% and 35%, respectively,  from the prior year third quarter to $29.9 million and $37.6 million, respectively, and supporting approximately $107.5 million of net income and $141 million of Adjusted EBITDA generated in the last twelve months ended September 30, 2019.”

Financial Highlights	Three Months Ended September 30,			Nine Months Ended September 30,
(Dollars in millions, except per unit amounts)	2019	2018	% Change	2019	2018	% Change

Soda ash volume produced (millions of short tons)	0.711	0.657	8.2%	2.064	1.905	8.3%
Soda ash volume sold (millions of short tons)	0.709	0.657	8.0%	2.065	1.909	8.2%
Net sales	$137.2	$123.4	11.2%	$397.4	$354.5	12.1%
Net income	$29.9	$19.0	57.4%	$78.9	$74.4	6.0%
Net income attributable to Ciner Resources LP	$14.8	$9.0	64.4%	$38.4	$35.9	7.0%
Earnings per Common Unit	$0.74	$0.44	68.2%	$1.91	$1.78	7.3%
Adjusted EBITDA(1)	$37.6	$27.8	35.3%	$103.6	$99.5	4.1%
Adjusted EBITDA attributable to Ciner Resources LP(1)	$18.5	$13.8	34.1%	$51.4	$49.7	3.4%
Net cash provided by operating activities	$40.6	$74.2	(45.3)%	$68.4	$131.4	(47.9)%
Distributable cash flow attributable to Ciner Resources LP(1)	$16.2	$11.7	38.5%	$45.7	$44.5	2.7%
Distribution coverage ratio (1)	2.35	1.03	128.2%	2.22	1.30	70.8%
(1)See non-GAAP reconciliations
Three Months Ended September 30, 2019 compared to Three Months Ended September 30, 2018
The following table sets forth a summary of net sales, sales volumes and average sales price, and the percentage change between the periods.

	Three Months Ended September 30,		Percent Increase/(Decrease)
Net sales (Dollars in millions):	2019	2018
Domestic	$56.8	$60.0	(5.3)%
International	80.4	63.4	26.8%
Total net sales	$137.2	$123.4	11.2%
Sales volumes (thousands of short tons):
Domestic	237.7	267.9	(11.3)%
International	471.3	388.7	21.3%
Total soda ash volume sold	709.0	656.6	8.0%
Average sales price (per short ton):
Domestic	$238.96	$223.96	6.7%
International	$170.59	$163.11	4.6%
Average	$193.51	$187.94	3.0%
Percent of net sales:
Domestic sales	41.4%	48.6%	(14.8)%
International sales	58.6%	51.4%	14.0%
Total percent of net sales	100.0%	100.0%
Percent of sales volumes:
Domestic volume	33.5%	40.8%	(17.9)%
International volume	66.5%	59.2%	12.3%
Total percent of volume sold	100.0%	100.0%
Consolidated Results
Net sales. Net sales increased by 11.2% to $137.2 million for the three months ended September 30, 2019 from $123.4 million for the three months ended September 30, 2018, primarily driven by an increase in soda ash volumes sold of 8.0% due to higher production for the three months ended September 30, 2019, as well as favorable domestic and international pricing for the third quarter of 2019 compared to the third quarter of 2018.
Cost of products sold. Cost of products sold, including depreciation, depletion and amortization expense and freight costs, increased by 3.5% to $100.7 million for the three months ended September 30, 2019 from $97.3 million for the three months ended September 30, 2018, primarily due to higher variable production costs for the quarter as a result of increased sales and production volumes for the third quarter 2019 compared to the third quarter of 2018. We also incurred higher compensation related expenses for the third quarter of 2019, which were partially offset by a decrease in consulting fees and overall maintenance expenses compared to the third quarter of 2018.
Selling, general and administrative expenses.  Our selling, general and administrative expenses decreased 16.4% to $5.1 million for the three months ended September 30, 2019, compared to $6.1 million for the three months ended September 30, 2018. The decrease was driven primarily by decreased employee benefit expenses, as well as lower professional fees incurred during the third quarter of 2019 compared to the third quarter of 2018.
Operating income. As a result of the foregoing, operating income increased by 57.0% to $31.4 million for the three months ended September 30, 2019, compared to $20.0 million for the three months ended September 30, 2018.
Net income. As a result of the foregoing, net income increased by 57.4% to $29.9 million for the three months ended September 30, 2019, compared to $19.0 million for the three months ended September 30, 2018.

Nine Months Ended September 30, 2019 compared to Nine Months Ended September 30, 2018
The following table sets forth a summary of net sales, sales volumes and average sales price, and the percentage change between the periods.

	Nine Months Ended September 30,		Percent Increase/(Decrease)
Net sales (Dollars in millions, except average sales price):	2019	2018
Domestic	$157.7	$175.6	(10.2)%
International	239.7	178.9	34.0%
Total net sales	$397.4	$354.5	12.1%
Sales volumes (thousands of short tons):
Domestic	660.8	796.8	(17.1)%
International	1,403.7	1,112.0	26.2%
Total soda ash volume sold	2,064.5	1,908.8	8.2%
Average sales price (per short ton):
Domestic	$238.65	$220.38	8.3%
International	$170.76	$160.88	6.1%
Average	$192.49	$185.72	3.6%
Percent of net sales:
Domestic sales	39.7%	49.5%	(19.8)%
International sales	60.3%	50.5%	19.4%
Total percent of net sales	100.0%	100.0%
Percent of sales volumes:
Domestic volume	32.0%	41.7%	(23.3)%
International volume	68.0%	58.3%	16.6%
Total percent of volume sold	100.0%	100.0%
Consolidated Results
Net sales. Net sales increased by 12.1% to $397.4 million for the nine months ended September 30, 2019 from $354.5 million for the nine months ended September 30, 2018, primarily driven by an increase in soda ash volumes sold of 8.2% due to higher production for the nine months ended September 30, 2019, as well as an increase in average sales prices of 3.6%. The increase in sales prices was primarily driven by an increase in domestic and international pricing during the nine months ended September 30, 2019. The increase in sales prices was also affected by a shift in our sales mix between domestic and international sales volumes for the nine months ended September 30, 2019 compared to the same period in 2018.
Cost of products sold. Cost of products sold, including depreciation, depletion and amortization expense and freight costs, increased by 2.9% to $294.7 million for the nine months ended September 30, 2019 from $286.5 million for the nine months ended September 30, 2018, primarily due to higher variable production costs, as well as an increase in freight costs for the nine months ended September 30, 2019 primarily as a result of increased sales and production volumes compared to the nine months ended September 30, 2018. Our increased production and freight costs were partially offset by a decrease in consulting fees and overall maintenance related expenses incurred during the nine months ended September 30, 2019.
Litigation settlement. During the prior year, we recognized $27.5 million related to the settlement of an action filed against Rock Springs Royalty Company (“RSRC”) related to royalty overpayment under Ciner Wyoming’s mineral exploration license with RSRC. The case was settled on June 28, 2018. The recognition of this gain lowered our overall operating costs and expenses in the second quarter of 2018, which positively impacted our operating results for the nine months ended September 30, 2018.
Selling, general and administrative expenses. Our selling, general and administrative expenses increased 3.2% to $19.5 million for the nine months ended September 30, 2019, compared to $18.9 million for the nine months ended September 30, 2018. The increase was primarily due to increased compensation expenses incurred during the nine months ended September 30, 2019 and higher selling and administrative fees relating to our affiliate, ANSAC, as a result of our increased sales volume for the nine months ended September 30, 2019 compared to the same period in 2018.
Operating income. As a result of the foregoing, operating income increased by 8.6% to $83.2 million for the nine months ended September 30, 2019, compared to $76.6 million for the nine months ended September 30, 2018.
Net income. As a result of the foregoing, net income increased by 6.0% to $78.9 million for the nine months ended September 30, 2019, compared to $74.4 million for the nine months ended September 30, 2018.

CAPEX AND ORE METRICS
The following table summarizes our capital expenditures, on an accrual basis, ore grade and ore to ash ratio:

	Three Months Ended September 30,		Nine Months Ended September 30,
(Dollars in millions)	2019	2018	2019	2018
Capital Expenditures
Maintenance	$4.6	$2.6	$9.8	$7.5
Expansion	7.1	5.1	31.3	20.6
Total	$11.7	$7.7	$41.1	$28.1
Operating and Other Data:
Ore grade(1)	86.4%	84.7%	86.6%	85.7%
Ore to ash ratio(2)	1.53: 1.0	1.53: 1.0	1.51: 1.0	1.54: 1.0
(1)Ore grade is the percentage of raw trona ore that is recoverable as soda ash free of impurities. A higher ore grade will produce more soda ash than a lower ore grade.
(2)Ore to ash ratio expresses the number of short tons of trona ore needed to produce one short ton of soda ash and includes our deca rehydration recovery process. In general, a lower ore to ash ratio results in lower costs and improved efficiency.

We are increasing maintenance capital expenditures at our Wyoming facility to both adequately maintain the physical assets and to improve operational reliability at our Wyoming facility. The increase in expansion capital expenditures during the nine months ended September 30, 2019 as compared to the same period in 2018 was driven by starting phase one of our co-generation facility. Looking ahead, we will continue to invest to improve the sustainability of our existing assets and to increase production levels to approximately 3.5 million tons of soda ash per year.
FINANCIAL POSITION AND LIQUIDITY
As of September 30, 2019, we had cash and cash equivalents of $12.2 million. In addition, we have approximately $92.0 million ($225.0 million, less $133.0 million outstanding) of remaining capacity under our revolving credit facility. As of September 30, 2019, our leverage and interest coverage ratios, as calculated pursuant to the credit agreement for the Ciner Wyoming Credit Facility, were 0.92: 1.0 and 24.68: 1.0, respectively.
CASH FLOWS AND QUARTERLY CASH DISTRIBUTION
Cash Flows
Cash provided by operating activities decreased to $68.4 million during the nine months ended September 30, 2019 compared to $131.4 million of cash provided during the nine months ended September 30, 2018, primarily driven by $31.4 million of working capital used in operating activities during the nine months ended September 30, 2019, compared to $33.6 million of working capital provided by operating activities during the nine months ended September 30, 2018. The $65.0 million increase in working capital used in operating activities was primarily due to the $30.0 million increase in due from affiliates for the nine months ended September 30, 2019 compared to a $34.0 million decrease for the nine months ended September 30, 2018, which increase was primarily related to incremental sales levels to ANSAC and timing of collections. Additionally, due from affiliates increased as a result of the timing of our funding of pension benefits offered and administered by Ciner Corp for the Partnership and it’s subsidiary, Ciner Wyoming.
Cash provided by operating activities during the nine months ended September 30, 2019 was offset by cash used in investing activities of $49.3 million for capital expenditures and cash used in financing activities during the nine months ended September 30, 2019 of $17.1 million. The decrease in cash used in financing activities during the nine months ended September 30, 2019 was due to distributions paid of $50.6 million and net borrowings of long-term debt of $34.0 million during the nine months ended September 30, 2019 compared to the $38.5 million in net repayments of g-term debt during the nine months ended September 30, 2018. The increase in net borrowings for the period was primarily related to funding of capital expenditures.
Quarterly Distribution
On October 29, 2019, the Partnership declared its third quarter 2019 quarterly cash distribution of $0.340 per unit. The quarterly cash distribution is payable on November 20, 2019 to unitholders of record on November 8, 2019. While we are working on finalizing our capital plans for a new expansion project that we believe will significantly increase production levels up to approximately 3.5 million tons of soda ash per year, such plans will require capital expenditures materially higher than have been incurred by Ciner Wyoming in recent years. To maintain a disciplined financial policy and what we believe is a conservative capital structure, we intend to pay for the investment in part through cash generated by the business and in part through debt. When considering the significant investment required by this expansion and the infrastructure improvements designed to increase our overall efficiency for each of the first three quarters of 2019, we lowered our quarterly cash distributions as compared to 2018 quarterly cash distributions in order to satisfy approximately 50% of the funding for the project, which we believe will continue for the next 8-10 quarters depending upon business performance. Subject to our business performance, we intend to maintain the Partnership quarterly cash distribution of $0.340 per unit, until such targets are met, though there can be no assurance that such level will be maintained for future quarters.
RELATED COMMUNICATIONS
Ciner Resources LP will host a conference call on November 5, 2019 at 8:30 a.m. ET. Participants can listen in by dialing 1-866-550-6980 (Domestic) or 1-804-977-2644 (International) and referencing confirmation 6366209. Please log in or dial in at least 10 minutes prior to the start time to ensure a connection. A telephonic replay of the call will be available approximately two hours after the call’s completion by calling 1-800-585-8367 or 404-537-3406 and referencing confirmation 6366209, and will remain available for the following seven days. This conference call will be webcast live and archived for replay on Ciner Resources’ website at www.ciner.us.com.
ABOUT CINER RESOURCES LP
Ciner Resources LP, a master limited partnership, operates the trona ore mining and soda ash production business of Ciner Wyoming, one of the largest and lowest cost producers of natural soda ash in the world, serving a global market from its facility in the Green River Basin of Wyoming. The facility has been in operation for more than 50 years.
NATURE OF OPERATIONS
Ciner Resources LP owns a controlling interest comprised of a 51% membership interest in Ciner Wyoming. Natural Resource Partners L.P. owns a non-controlling interest consisting of a 49% membership interest in Ciner Wyoming.
FORWARD-LOOKING STATEMENTS
This press release contains forward-looking statements. Statements other than statements of historical facts included in this press release that address activities, events or developments that the Partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements may contain words such as “possible,” “believe,” “should,” “could,” “would,” “predict,” “plan,” “estimate,” “intend,” “may,” “anticipate,” “will,” “if,” “expect” or similar expressions. Such statements are based only on the Partnership’s current beliefs, expectations and assumptions regarding the future of the Partnership’s business, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of the Partnership’s control. The Partnership’s actual results and financial condition may differ materially from those implied or expressed by these forward-looking statements. Consequently, you are cautioned not to place undue reliance on any forward-looking statement because no forward-looking statement can be guaranteed. Factors that could cause the Partnership’s actual results to differ materially from the results contemplated by such forward-looking statements include: changes in general economic conditions, the Partnership’s ability to meet its expected quarterly distributions, changes in the Partnership’s relationships with its customers, including ANSAC, the demand for soda ash and the opportunities for the Partnership to increase its volume sold, the development of glass and glass making product alternatives, changes in soda ash prices, operating hazards, unplanned maintenance outages at the Partnership’s production facility, construction costs or capital expenditures exceeding estimated or budgeted costs or expenditures, the effects of government regulation, tax position, and other risks incidental to the mining and processing of trona ore, and shipment of soda ash, as well as the other factors discussed in the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2018, and subsequent reports filed with the United States Securities and Exchange Commission. All forward-looking statements included in this press release are expressly qualified in their entirety by such cautionary statements. Unless required by law, the Partnership undertakes no duty and does not intend to update the forward-looking statements made herein to reflect new information or events or circumstances occurring after this press release. All forward-looking statements speak only as of the date made.
Supplemental Information
CINER RESOURCES LP
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(In millions, except per unit data)	2019	2018	2019	2018
Net sales:
Sales—affiliates	$80.4	$63.4	$239.7	$178.9
Sales—others	56.8	60.0	157.7	175.6
Net sales	$137.2	$123.4	$397.4	$354.5
Operating costs and expenses:
Cost of products sold including freight costs (excludes depreciation, depletion and amortization expense set forth separately below)	93.9	90.0	274.7	265.1
Depreciation, depletion and amortization expense	6.8	7.3	20.0	21.4
Selling, general and administrative expenses—affiliates	4.4	4.3	15.2	13.5
Selling, general and administrative expenses—others	0.7	1.8	4.3	5.4
Litigation settlement	—	—	—	(27.5)
Total operating costs and expenses	105.8	103.4	314.2	277.9
Operating income	31.4	20.0	83.2	76.6
Other income (expenses):
Interest income	0.1	0.3	0.3	1.7
Interest expense, net	(1.6)	(1.3)	(4.6)	(3.8)
Other, net	—	—	—	(0.1)
Total other expense, net	(1.5)	(1.0)	(4.3)	(2.2)
Net income	$29.9	$19.0	$78.9	$74.4
Net income attributable to non-controlling interest	15.1	10.0	40.5	38.5
Net income attributable to Ciner Resources LP	$14.8	$9.0	$38.4	$35.9
Other comprehensive loss:
Income/(loss) on derivative financial instruments	(1.1)	1.7	(0.7)	(1.5)
Comprehensive income	28.8	20.7	78.2	72.9
Comprehensive income attributable to non-controlling interest	14.6	10.9	40.2	37.8
Comprehensive income attributable to Ciner Resources LP	$14.2	$9.8	$38.0	$35.1

Net income per limited partner unit:
Net income per limited partner unit (basic)	$0.74	$0.44	$1.91	$1.78
Net income per limited partner unit (diluted)	$0.73	$0.44	$1.90	$1.78

Limited partner units outstanding:
Weighted average limited partner units outstanding (basic)	19.7	19.7	19.7	19.7
Weighted average limited partner units outstanding (diluted)	19.7	19.7	19.8	19.7

CINER RESOURCES LP
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	As of
(In millions)	September 30, 2019	December 31, 2018

ASSETS
Current assets:
Cash and cash equivalents	$12.2	$10.2
Accounts receivable—affiliates	100.2	70.1
Accounts receivable, net	39.6	36.9
Inventory	21.9	22.3
Other current assets	1.4	2.0
Total current assets	175.3	141.5
Property, plant and equipment, net	287.8	266.7
Other non-current assets	26.4	26.4
Total assets	$489.5	$434.6
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$17.6	$17.6
Due to affiliates	4.7	2.6
Accrued expenses	36.5	44.4
Total current liabilities	58.8	64.6
Long-term debt	133.0	99.0
Other non-current liabilities	10.0	10.9
Total liabilities	201.8	174.5
Commitments and contingencies
Equity:
Common unitholders - Public and Ciner Holdings (19.7 units issued and outstanding at September 30, 2019 and December 31, 2018)	166.8	153.8
General partner unitholders - Ciner Resource Partners LLC (0.4 units issued and outstanding at September 30, 2019 and December 31, 2018)	4.2	3.9
Accumulated other comprehensive loss	(4.2)	(3.8)
Partners’ capital attributable to Ciner Resources LP	166.8	153.9
Non-controlling interest	120.9	106.2
Total equity	287.7	260.1
Total liabilities and partners’ equity	$489.5	$434.6

CINER RESOURCES LP
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Nine Months Ended September 30,
(In millions)	2019	2018

Cash flows from operating activities:
Net income	$78.9	$74.4
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization expense	20.2	21.7
Equity-based compensation expense	0.4	1.5
Other non-cash items	0.3	0.2
Changes in operating assets and liabilities:
(Increase)/decrease in:
Accounts receivable - affiliates	(30.0)	34.0
Accounts receivable, net	(2.7)	(4.6)
Inventory	—	(0.9)
Other current and other non-current assets	0.7	0.3
Increase/(decrease) in:
Accounts payable	(1.2)	2.2
Due to affiliates	2.1	(0.2)
Accrued expenses and other liabilities	(0.3)	2.8
Net cash provided by operating activities	68.4	131.4
Cash flows from investing activities:
Capital expenditures	(49.3)	(25.3)
Net cash used in investing activities	(49.3)	(25.3)
Cash flows from financing activities:
Borrowings on Ciner Wyoming credit facility	95.0	82.0
Repayments on Ciner Wyoming credit facility	(61.0)	(120.5)
Common units surrendered for taxes	(0.5)	(0.3)
Distributions to common unitholders	(24.6)	(33.4)
Distributions to general partner	(0.5)	(0.7)
Distributions to non-controlling interest	(25.5)	(36.8)
Net cash used in financing activities	(17.1)	(109.7)
Net increase/(decrease) in cash and cash equivalents	2.0	(3.6)
Cash and cash equivalents at beginning of period	10.2	30.2
Cash and cash equivalents at end of period	$12.2	$26.6

Non-GAAP Financial Measures
We report our financial results in accordance with generally accepted accounting principles in the United States (“GAAP”). We also present the non-GAAP financial measures of:

•	Adjusted EBITDA;

•	Distributable cash flow; and

•	Distribution coverage ratio.
We define Adjusted EBITDA as net income (loss) plus net interest expense, income tax, depreciation, depletion and amortization, equity-based compensation expense and certain other expenses that are non-cash charges or that we consider not to be indicative of ongoing operations. Distributable cash flow is defined as Adjusted EBITDA less net cash paid for interest, maintenance capital expenditures and income taxes, each as attributable to Ciner Resources LP. The Partnership may fund expansion-related capital expenditures with borrowings under existing credit facilities such that expansion-related capital expenditures will have no impact on cash on hand or the calculation of cash available for distribution.  In certain instances, the timing of the Partnership’s borrowings and/or its cash management practices will result in a mismatch between the period of the borrowing and the period of the capital expenditure.  In those instances, the Partnership adjusts designated reserves (as provided in the partnership agreement) to take account of the timing difference. Accordingly, expansion-related capital expenditures have been excluded from the presentation of cash available for distribution. Distributable cash flow will not reflect changes in working capital balances. We define distribution coverage ratio as the ratio of distributable cash flow as of the end of the period to cash distributions payable with respect to such period.
Adjusted EBITDA, distributable cash flow and distribution coverage ratio are non-GAAP supplemental financial measures that management and external users of our consolidated financial statements, such as industry analysts, investors, lenders and rating agencies, may use to assess:

•	our operating performance as compared to other publicly traded partnerships in our industry, without regard to historical cost basis or, in the case of Adjusted EBITDA, financing methods;

•	the ability of our assets to generate sufficient cash flow to make distributions to our unitholders;

•	our ability to incur and service debt and fund capital expenditures; and

•	the viability of capital expenditure projects and the returns on investment of various investment opportunities.
We believe that the presentation of Adjusted EBITDA, distributable cash flow and distribution coverage ratio provide useful information to investors in assessing our financial condition and results of operations. The GAAP measures most directly comparable to Adjusted EBITDA and distributable cash flow are net income and net cash provided by operating activities. Our non-GAAP financial measures of Adjusted EBITDA, distributable cash flow and distribution coverage ratio should not be considered as alternatives to GAAP net income, operating income, net cash provided by operating activities, or any other measure of financial performance or liquidity presented in accordance with GAAP. Adjusted EBITDA and distributable cash flow have important limitations as analytical tools because they exclude some, but not all items that affect net income and net cash provided by operating activities. Investors should not consider Adjusted EBITDA, distributable cash flow and distribution coverage ratio in isolation or as a substitute for analysis of our results as reported under GAAP. Because Adjusted EBITDA, distributable cash flow and distribution coverage ratio may be defined differently by other companies, including those in our industry, our definition of Adjusted EBITDA, distributable cash flow and distribution coverage ratio may not be comparable to similarly titled measures of other companies, thereby diminishing its utility.

The table below presents a reconciliation of the non-GAAP financial measures of Adjusted EBITDA and distributable cash flow to the GAAP financial measures of net income and net cash provided by operating activities:

	Three Months Ended September 30,		Nine Months Ended September 30,
(Dollars in millions, except per unit data)	2019	2018	2019	2018
Reconciliation of Adjusted EBITDA to net income:
Net income	$29.9	$19.0	$78.9	$74.4
Add backs:
Depreciation, depletion and amortization expense	6.8	7.3	20.0	21.4
Interest expense, net	1.5	1.0	4.3	2.1
Restructuring charges and other, net (included in selling, general and administrative expenses)	—	—	—	0.1
Equity-based compensation (benefit) expense, net of forfeitures	(0.6)	0.5	0.4	1.5
Adjusted EBITDA	$37.6	$27.8	$103.6	$99.5
Less: Adjusted EBITDA attributable to non-controlling interest	19.1	14.0	52.2	49.8
Adjusted EBITDA attributable to Ciner Resources LP	$18.5	$13.8	$51.4	$49.7

Reconciliation of distributable cash flow to Adjusted EBITDA attributable to Ciner Resources LP:
Adjusted EBITDA attributable to Ciner Resources LP	$18.5	$13.8	$51.4	$49.7
Less: Cash interest expense, net attributable to Ciner Resources LP	0.8	0.8	2.2	1.6
Less: Maintenance capital expenditures attributable to Ciner Resources LP	1.5	1.3	3.5	3.6
Distributable cash flow attributable to Ciner Resources LP	$16.2	$11.7	$45.7	$44.5

Cash distribution declared per unit	$0.340	$0.567	$1.020	$1.701
Total distributions to unitholders and general partner	$6.9	$11.4	$20.6	$34.3
Distribution coverage ratio	2.35	1.03	2.22	1.30

Reconciliation of Adjusted EBITDA to net cash from operating activities:
Net cash provided by operating activities	$40.6	$74.2	$68.4	$131.4
Add/(less):
Amortization of long-term loan financing	(0.1)	(0.1)	(0.2)	(0.3)
Net change in working capital	(4.3)	(19.7)	31.4	(33.6)
Litigation settlement	—	(27.5)	—	—
Interest expense, net	1.5	1.0	4.3	2.1
Restructuring charges and other, net (included in selling, general and administrative expenses)	—	—	—	0.1
Other non-cash items	(0.1)	(0.1)	(0.3)	(0.2)
Adjusted EBITDA	$37.6	$27.8	$103.6	$99.5
Less: Adjusted EBITDA attributable to non-controlling interest	19.1	14.0	52.2	49.8
Adjusted EBITDA attributable to Ciner Resources LP	$18.5	$13.8	$51.4	$49.7
Less: Cash interest expense, net attributable to Ciner Resources LP	0.8	0.8	2.2	1.6
Less: Maintenance capital expenditures attributable to Ciner Resources LP	1.5	1.3	3.5	3.6
Distributable cash flow attributable to Ciner Resources LP	$16.2	$11.7	$45.7	$44.5

The following table presents a reconciliation of the non-GAAP financial measures of Adjusted EBITDA to GAAP financial measure of net income for the periods presented:

(Dollars in millions, except per unit data)	Cumulative Four Quarters ended Q3-2019	Q3-2019	Q2-2019	Q1-2019	Q4-2018	Q3-2018
Reconciliation of Adjusted EBITDA to net income:
Net income	$107.5	$29.9	$23.8	$25.2	$28.6	$19.0
Add backs:
Depreciation, depletion and amortization expense	27.0	6.8	6.9	6.3	7.0	7.3
Interest expense, net	5.4	1.5	1.5	1.3	1.1	1.0
Restructuring charges and other, net (included in selling, general and administrative expenses)	—	—	—	—	—	—
Equity-based compensation (benefit) expense, net of forfeitures	0.7	(0.6)	0.6	0.4	0.3	0.5
Adjusted EBITDA	140.6	37.6	32.8	33.2	37.0	27.8
Less: Adjusted EBITDA attributable to non-controlling interest	70.7	19.1	16.6	16.5	18.5	14.0
Adjusted EBITDA attributable to Ciner Resources LP	$69.9	$18.5	$16.2	$16.7	$18.5	$13.8

Adjusted EBITDA attributable to Ciner Resources LP	$69.9	$18.5	$16.2	$16.7	$18.5	$13.8
Less: Cash interest expense, net attributable to Ciner Resources LP	2.8	0.8	0.8	0.6	0.6	0.8
Less: Maintenance capital expenditures attributable to Ciner Resources LP	7.5	1.5	1.5	0.5	4.0	1.3
Distributable cash flow attributable to Ciner Resources LP	$59.6	$16.2	$13.9	$15.6	$13.9	$11.7

Cash distribution declared per unit	$1.587	$0.340	$0.340	$0.340	$0.567	$0.567
Total distributions to unitholders and general partner	$32.0	$6.9	$6.9	$6.8	$11.4	$11.4
Distribution coverage ratio	1.86	2.35		2.29	1.22	1.03

CONTACTS:

Ciner Resources LP

Investor Relations
Ed Freydel
Vice President, Finance
(770) 375-2323
EFreydel@ciner.us.com